Consent of Independent Registered Public Accounting Firm


The Board of Trustees and Shareholders
The AllianceBernstein Pooling Portfolios

We consent to the use of our report, dated October 27, 2009, with respect to the statements of assets and liabilities, including the portfolios of investments, of AllianceBernstein U.S. Value Portfolio, AllianceBernstein U.S. Large Cap Growth Portfolio, AllianceBernstein Global Real Estate Investment Portfolio, AllianceBernstein International Value Portfolio, AllianceBernstein International Growth Portfolio, AllianceBernstein Small-Mid Cap Value Portfolio, AllianceBernstein Small-Mid Cap Growth Portfolio, AllianceBernstein Short Duration Bond Portfolio, AllianceBernstein Intermediate Duration Bond Portfolio, AllianceBernstein Inflation Protected Securities Portfolio, and AllianceBernstein High-Yield Portfolio, each a series of the AllianceBernstein Pooling Portfolios, as of August 31, 2009, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the four-year period then ended, incorporated herein by reference, and to the references to our firm under the headings "FINANCIAL HIGHLIGHTS" in the Prospectus and "GENERAL INFORMATION - Independent Registered Public Accounting Firm" and "FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.


/s/KPMG LLP


New York, New York
December 21, 2009